Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS FIRST QUARTER 2008 RESULTS

Austin, TX – May 6, 2008 -- Brigham Exploration Company (NASDAQ:BEXP) today announced financial results for the quarter ended March 31, 2008.

FIRST QUARTER 2008 RESULTS

Revenues from the sale of oil and natural gas including hedge settlements but excluding unrealized mark-to-market hedging gains and losses for the first quarter 2008 were up 2% to $30.4 million when compared to the first quarter 2007.  Higher realized prices increased revenues by $8.1 million, while lower production volumes and lower hedging gains decreased revenues by $6.0 million and $1.5 million, respectively.  Our average net daily production volumes for the first quarter 2008 were 32.2 MMcfe per day, down 22% when compared to the first quarter 2007.

Our average realized price for natural gas in the first quarter 2008 was $9.07 per Mcf, which included a $0.24 per Mcf gain associated with the settlement of our natural gas derivative contracts.  This compares to an average realized price in the first quarter 2007 of $7.76 which included a $0.44 per Mcf gain due to the settlement of our natural gas derivative contracts.  During the first quarter 2008, our average realized price for oil was $90.48 per barrel, which included a $5.02 per barrel loss due to the settlement of our oil derivative contracts.  This compares to an average realized price in the first quarter 2007 of $55.68, which included a $0.93 per barrel gain due to the settlement of our oil derivative contracts.

Our first quarter production costs, which include costs for operating and maintaining (O&M expense) our producing wells, expensed workovers, ad valorem taxes and production taxes, were $1.47 per Mcfe compare to $0.71 per Mcfe in the first quarter 2007.  This increase partially resulted from a $0.42 per Mcfe increase in production taxes related to a $1.3 million reduction in production tax abatements received in the first quarter 2008 versus that in the first quarter 2007.  Production costs also increased because of a $0.32 per Mcfe increase in expensed workovers.  Unanticipated workovers of two of our existing wells accounted for the bulk of the higher expensed workover costs.

Per unit general and administrative (G&A) expense for the first quarter 2008 was $0.90 per Mcfe compared to $0.59 per Mcfe in the first quarter 2007.  Lower production volumes and higher compensation costs accounted for the bulk of the increase in per unit G&A expense.

Our depletion expense for the first quarter 2008 was $12.4 million ($4.30 per Mcfe) compared to $14.0 million ($3.76 per Mcfe) in the first quarter 2007.  Our higher depletion rate increased depletion expense by $1.6 million while our lower production volumes decreased depletion expense by $3.1 million.  The increase in our depletion rate was a result of an increase in the cost of reserve additions.

Our net interest expense for the first quarter 2008 was essentially flat with that in the first quarter 2007.  Our weighted average debt outstanding for the first quarter 2008 was $182.8 million as compared to $171.7 million for the comparable period last year.

We recorded deferred income tax expense of $1.0 million in the first quarter of this year compared to deferred income tax expense of $1.0 million in the first quarter last year.

Our reported net income for the first quarter 2008 was $1.5 million ($0.03 per diluted share) versus net income of $1.9 million ($0.04 per diluted share) for the same period last year.  Our after-tax earnings in the first quarter 2008 excluding the effect of our unrealized mark-to-market hedging losses were $4.8 million ($0.11 per diluted share) and our after-tax earnings in the first quarter 2007 excluding unrealized mark-to-market hedging losses were $5.1 million ($0.11 per diluted share).  After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.

SECOND QUARTER 2008 FORECASTS

The following forecasts and estimates of our second quarter 2008 production volumes are forward-looking statements subject to the risks and uncertainties identified in the "Forward-Looking Statements Disclosure" at the end of this release.  Heavy rainfalls have resulted in flooding conditions in Southern Louisiana, including the Atchafalaya Basin where our Bayou Postillion project is located.  These unfavorable conditions have necessitated shutting in two wells that we were previously forecasting would have averaged net production of approximately 5 MMcfe per day in the second quarter.  We are currently estimating that from the date these two wells went off line until production is reestablished that we will lose 36 days of second quarter production volumes.  Including this impact, we currently expect our second quarter 2008 production volumes to average between 30 MMcfe per day and 34 MMcfe per day.

For the second quarter 2008, lease operating expenses are projected to be $0.95 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 3.85% to 3.95% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.5 million ($0.93 to $0.82 per Mcfe).

MANAGEMENT COMMENTS

Gene Shepherd, Brigham’s Chief Financial Officer, commented, “With our continuous rig line in the Bakken, combined with up to two new Vicksburg wells and one new southern Louisiana well impacting our second quarter volumes, we believe we have the opportunity to resume sequential quarterly production growth in the second quarter of 2008, despite the temporary shut in of some of our Southern Louisiana production.  Furthermore, the second quarter of 2008 will be our first opportunity to see the benefits from both our unconventional Williston Basin activities and our conventional Gulf Coast activities enhancing and complementing one another.

CONFERENCE CALL INFORMATION

Our management will host a conference call to discuss operational and financial results for the first quarter 2008 with investors, analysts and other interested parties on Wednesday, May 7, at 10:00 a.m. Eastern Time.  To participate in the call, participants within the U.S. please dial 888-713-4215 and participants outside the U.S. please dial 617-213-4867.  The participant passcode for the call is 12965380.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P8FVW9W8F.  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.  A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. Eastern Time on Saturday, June 7, 2008.  To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 74228745.  In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on Wednesday, May 7, 2008, will be available on our website.  To access the press release: go to www.bexp3d.com and click on News Releases.  The file with a copy of the press release is named Brigham Exploration Reports First Quarter 2008 Results and is dated Tuesday, May 6, 2008.  To access the other financial and statistical information that will be covered by the conference call that will take place on Wednesday, May 7, 2008, go to www.bexp3d.com and click on Event Calendar.  The file with the other financial and statistical information is named Financial and Statistical Information for the First Quarter 2008 Conference Call and is dated Tuesday, May 6, 2008.

ABOUT BRIGHAM EXPLORATION

Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently.  All forward-looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager
(512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2008	2007

Revenues:
Oil and natural gas sales	$30,510	$28,486
Hedging settlements	(62)	1,424
	30,448	29,910
Unrealized hedging gains(losses)	(5,394)	(4,916)
	25,054	24,994
Other revenue	17	27
Total Revenue	25,071	25,021

Costs and expenses:
Lease operating	2,986	2,569
Production taxes	1,283	71
General and administrative	2,593	2,178
Depletion of oil and natural gas properties	12,443	13,959
Depreciation and amortization	147	163
Accretion of discount on asset retirement obligations	91	117
	19,543	19,057
Operating income	5,528	5,964

Other income (expense):
Interest expense, net	(3,419)	(3,417)
Interest income	75	131
Other income (expense)	307	190
	(3,037)	(3,096)
Income before income taxes	$2,491	$2,868
Income tax expense:
Current	—	—
Deferred	(964)	(995)
	(964)	(995)
Net income	$1,527	$1,873
Net income per share available to common stockholders:
Basic	$0.03	$0.04
Diluted	$0.03	$0.04

Weighted average shares outstanding:
Basic	45,261	45,051
Diluted	45,770	45,430

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three Months Ended March 31,
	2008	2007
Average net daily production:
Natural gas (MMcf)	24.4	33.1
Oil (Bbls)	1,298	1,352
Equivalent natural gas (MMcfe) (6:1)	32.2	41.2

Total net production:
Natural gas (MMcf)	2,193	2,982
Oil (MBbls)	117	122
Equivalent natural gas (MMcfe) (6:1)	2,894	3,712
% Natural gas	76%	80%

Sales price:
Natural gas ($/Mcf)	$8.83	$7.32
Oil ($/Bbl)	95.50	54.75
Equivalent natural gas ($/Mcfe) (6:1)	10.54	7.67

Sales price including derivative settlement gains (losses):
Natural gas ($/Mcf)	$9.07	$7.76
Oil ($/Bbl)	90.48	55.68
Equivalent natural gas ($/Mcfe) (6:1)	10.52	8.05

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Natural gas ($/Mcf)	$6.71	$6.23
Oil ($/Bbl)	88.45	52.78
Equivalent natural gas ($/Mcfe) (6:1)	8.66	6.73

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2008	December 31, 2007
Assets:
Current assets	$29,562	$32,505
Oil and natural gas properties, net (full cost method)	543,267	510,207
Other property and equipment, net	1,072	1,034
Other non-current assets	5,038	4,682
Total assets	$578,939	$548,428

Liabilities and stockholders' equity:
Current liabilities	$59,657	$41,718
Senior notes	158,551	158,492
Senior credit facility	19,000	10,000
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	42,609	41,625
Other non-current liabilities	7,806	7,465
Total liabilities	$297,724	$269,401
Stockholders' equity	281,215	279,027
Total liabilities and stockholders' equity	$578,939	$548,428

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2008	2007

Cash flows from operating activities:
Net income	$1,527	$1,873
Depletion, depreciation and amortization	12,590	14,122
Accretion of discount on ARO	91	117
Amortization of deferred loan fees and debt issuance costs	255	214
Non-cash stock compensation	414	421
Market value adjustments for derivatives instruments	5,394	4,916
Deferred income tax expense	964	995
Other noncash items	(28)	—
Changes in operating assets and liabilities	7,128	(7,074)
Cash flows provided by operating activities	$28,335	$15,584

Cash flows used by investing activities	(45,034)	(48,222)
Cash flows (used) provided by financing activities	9,002	35,489
Net increase (decrease) in cash and cash equivalents	$(7,697)	$2,851

SUMMARY PER MCFE DATA
(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Oil and natural gas sales	$10.54	$7.67
Hedging Settlements	(0.02)	0.38
Unrealized Hedging Gains / (Losses)	(1.86)	(1.32)
Other revenue	0.00	0.01
	$8.66	$6.74
Costs and expenses:
Lease operating	1.03	0.69
Production taxes	0.44	0.02
General and administrative	0.90	0.59
Depletion of natural gas and oil properties	4.30	3.76
Depreciation and amortization	0.05	0.04
Accretion of discount on ARO	0.03	0.03
	$6.75	$5.13
Operating income	$1.91	$1.61

Interest expense, net of interest income (a)	(1.16)	(0.89)
Other income (expense) (b)	0.11	0.05
Adjusted income	$0.86	$0.77

(a) Calculated as interest expense minus interest income divided by production for period.
(b) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO AFTER-TAX EARNINGS
EXCLUDING THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three months ended March 31,
	2008	2007

Net income (loss) as reported	$1,527	$1,873
Unrealized derivative (gains) losses	5,394	4,916
Tax impact	(2,087)	(1,706)
Earnings excluding the effect of certain items	$4,834	$5,083

Earnings without the effect of certain items represents net income excluding the following:  unrealized gains and losses on derivative contracts; unrealized gains and losses related to ineffectiveness on our derivatives that were previously classified as cash flow hedges; and our non-cash impairment charge on our oil and gas properties.  Management believes that exclusion of these items enhances comparability of operating results between periods.

BRIGHAM EXPLORATION COMPANY
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MAY 6, 2008
(unaudited)

		2008			2009
		Q2	Q3	Q4	Q1	Q2	Q3

Natural Gas Costless Collars:
Daily volumes	MMBtu/d	15,055	12,283	7,391	6,778	4,615	4,565
Floor	$/MMBtu	$7.135	$7.418	$8.507	$8.750	$7.536	$7.536
Cap	$/MMBtu	$9.536	$9.952	$10.810	$11.092	$10.225	$10.225

Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d	—	—	1,630	1,667	—	—
Floor	$/MMBtu	$—	$—	$8.00	$8.00	$—	$—
Written Put	$/MMBtu	$—	$—	$5.50	$5.50	$—	$—
Cap	$/MMBtu	$—	$—	$10.35	$10.35	$—	$—

Oil Costless Collars:
Daily volumes	Bbls/d	516	533	446	333	99	—
Floor	$/Bbl	$68.18	$74.92	$73.44	$79.15	$62.00	$—
Cap	$/Bbl	$90.91	$100.07	$98.82	$108.53	$81.75	$—

Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.